news                                                          UNIT CORPORATION
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         1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     Larry D. Pinkston
                                            Executive Vice President, Treasurer
                                            and Chief Financial Officer
                                            (918) 493-7700


For Immediate Release...
April 23, 2003

                 UNIT CORPORATION REPORTS FIRST QUARTER RESULTS

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) today announced financial and operating results for the three months ended March 31, 2003. Consolidated net income for the first quarter was $14.0 million, or 32 cents per diluted share. Net income in the first quarter includes $1.3 million of income, net of tax for the impact of the adoption of SFAS 143, "Accounting for Asset Retirement Obligations," which became effective in the first quarter of 2003. SFAS 143 requires oil and natural gas operating companies to recognize in current periods the present value of the estimated future cost for the plugging of its oil and natural gas wells and upon implementation requires the recalculation of depreciation, depletion and amortization for prior years. Income before the change in accounting principle was $12.7 million, on revenues of $69.5 million, or 29 cents per diluted share, compared to 2002's first quarter net income of $2.6 million, or 7 cents per diluted share, on revenue of $38.7 million. Revenue increased 79 percent while income before change in accounting principle increased 379 percent between the comparative first quarters. The dramatic improvement in net income was attributable to significantly higher natural gas prices, increased drilling rig utilization, and an increase in natural gas production.

UNIT PETROLEUM RESULTS

     Revenues from Unit's oil and natural gas operations increased 178 percent in the first quarter to $33.2 million. The increase was due to significantly higher oil and natural gas prices and an increase in natural gas production. Natural gas production for the first quarter of 2003 increased 7 percent to 4,855 million cubic feet (MMcf), compared to 4,556 MMcf for the same quarter of 2002. Oil production for the same period of 2003 was 114,000 barrels compared to 117,000 barrels during the first quarter of 2002, a 2 percent decrease. Unit's average natural gas price received during the first quarter of 2003 was $5.96 per thousand cubic feet (Mcf) compared to $2.00 per Mcf during the first quarter of 2002. The average oil price received was $30.40 per barrel in the first quarter of 2003 compared to $17.24 per barrel in the first quarter of 2002. During the first quarter of 2003, Unit completed 18 wells with a success rate of

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89 percent compared to 11 wells drilled with an 82 percent success rate for the first quarter of 2002. Unit plans to drill approximately 140 to 150 wells during 2003.

UNIT DRILLING RESULTS

     Contract drilling revenues increased 33 percent between the comparative first quarters to $35.6 million, due to an increase in the number of rigs utilized. Our average rig utilization rate was 68 percent of 75 total rigs in the first quarter of 2003, compared to a 60 percent average utilization rate of 55 total rigs for 2002's first quarter. Currently, Unit has 60 of its 75 rigs operating, and one additional rig is waiting on location. Rig rates for the first quarter averaged $7,317 per day, 13 percent lower than the comparable quarter of 2002. Rig rates on recently awarded contracts have improved by $200 to $250 per day. Before the elimination of rig profit for Unit's interest in wells drilled by Unit on its behalf, contract drilling cash operating margins per rig averaged $1,542 per day in the first quarter of 2003 as compared to $2,670 for the same period in 2002. The rig profit eliminated amounts to $72 per day in the first quarter of 2003 and $105 per day in the first quarter of 2002.

     MANAGEMENT COMMENTS

     "The first quarter of 2003 saw a dramatic upswing in commodity prices as the eastern United States experienced a cold winter season and the industry had difficulty meeting demand requirements due to the diminishing supply of natural gas," said John Nikkel, President and Chief Executive Officer.
     "We see the current industry conditions as an opportunity for growth and gaining strength. Activity in our contract drilling operations is improving. Our current utilization rate is 80 percent of 75 total rigs compared to 55 percent of 55 total rigs at this time in 2002. Rig #100, our most recently refurbished rig, is drilling under a four-well contract in western Oklahoma. Four of our Rocky Mountain rigs are contracted and will begin operations in early May. We have begun construction on our 76th rig, a 1,500 horsepower, diesel electric rig, that is expected to be completed during the third quarter of 2003. Our exploration and production operations are on track to drill an aggressive 140 to 150 wells by year-end. Our average daily equivalent production rate for the first quarter of 2003 was 61.6 Mmcfe per day, while our equivalent exit rate production for the quarter was 62.5 Mmcfe per day. We have been diligent in using cash not required for our capital investment program to retire long-term debt and are proud to report that long-term debt at the end of the quarter was $26.0 million, compared to $30.5 million at year-end 2002. Improving rig operations, increasing production under a favorable pricing environment, and reducing an already conservative debt position leave us in a good position to continue growing our asset base."



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WEBCAST
     Unit will webcast its first quarter earnings conference call live over the Internet on April 23, 2003 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, oil and gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.

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                                Unit Corporation
                  Selected Financial and Operations Highlights
                     (In thousands except per share amounts)

                                                          Three Months Ended
                                                               March 31,
                                                           2002        2003
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Statement of Operations:
    Revenues:
        Contract drilling                                $ 26,714    $ 35,622
        Oil and natural gas                                11,961      33,248
        Other                                                  55         632
                                                         ---------   ---------
                Total revenues                             38,730      69,502
                                                         ---------   ---------
    Expenses:
        Contract drilling:
            Operating costs                                19,132      28,867
            Depreciation and amortization                   2,811       4,894
        Oil and natural gas:
            Operating costs                                 4,948       6,615
            Depreciation, depletion and
              amortization                                  5,269       6,047
        General and administrative                          2,029       2,450
        Interest                                              287         211
                                                         ---------   ---------
                Total expenses                             34,476      49,084
                                                         ---------   ---------
    Income Before Income Taxes and Change
      in Accounting Principle                               4,254      20,418
                                                         ---------   ---------
    Income Tax Expense:
        Current                                               122         155
        Deferred                                            1,490       7,604
                                                         ---------   ---------
                Total income taxes                          1,612       7,759
                                                         ---------   ---------

    Income Before Change in Accounting Principle            2,642      12,659
    Cumulative Effect of Change in Accounting
      Principle                                               ---       1,325
                                                         ---------   ---------
    Net Income                                           $  2,642    $ 13,984
                                                         =========   =========

    Income Before Change in Accounting Principle
      Per Common Share:
        Basic                                            $    .07    $    .29
        Diluted                                          $    .07    $    .29

    Net Income Per Common Share:
        Basic                                            $    .07    $    .32
        Diluted                                          $    .07    $    .32

    Weighted Average Common
      Shares Outstanding:
        Basic                                              36,035      43,432
        Diluted                                            36,293      43,637


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                                                  December 31,   March 31,
                                                      2002         2003
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Balance Sheet Data:
    Current assets                                $   51,399    $   59,400
    Total assets                                  $  578,163    $  604,943
    Current liabilities                           $   34,532    $   30,829
    Long-term debt                                $   30,500    $   26,000
    Other long-term liabilities                   $    5,439    $   16,303
    Deferred income taxes                         $   86,320    $   94,827
    Shareholders' equity                          $  421,372    $  436,984


                                                     Three Months Ended
                                                          March 31,
                                                      2002         2003
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Statement of Cash Flows Data:
    Cash Flow From Operations before Changes
      in Working Capital (1)                      $   12,552    $   31,663
    Net Change in Working Capital                     10,087        (7,228)
                                                  -----------   -----------
    Net Cash Provided by Operating Activities     $   22,639    $   24,435
                                                  ===========   ===========
    Net Cash Used in Investing Activities         $   14,387    $   18,491
    Net Cash Used in Financing Activities         $    8,433    $    6,213


                                                     Three Months Ended
                                                          March 31,
                                                      2002         2003
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Contract Drilling Operations Data:

    Rigs Utilized                                       32.8          50.8
    Operating Margins                                    28%           19%
    Operating Profit Before
      Depreciation (2) ($MM)                      $      7.6    $      6.8

Oil and Natural Gas Operations Data:

    Production
        Oil - MBbls                                      117           114
        Natural Gas - MMcf                             4,556         4,855
    Average Prices
        Oil -- Bbl                                $    17.24    $    30.40
        Natural Gas - Mcf                         $     2.00    $     5.96
    Operating Profit Before
      DD&A (2) ($MM)                              $      7.0    $     26.6

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(1) Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company and the amount is used as a performance limit to meet the covenants contained in our credit facility.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense.